Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 30, 2014 (the “Effective Date”), between Arctic Cat Inc. (the “Company”) and Timothy C. Delmore (“Executive”).

RECITALS

WHEREAS, the parties entered into a written agreement governing Executive’s employment with the Company on June 21, 2001 and amended the agreement on December 19, 2008 (as amended to date, the “Employment Agreement”); and

WHEREAS, Executive previously announced his intention to retire and terminate his employment with the Company on May 31, 2014 and the parties have agreed to extend his employment through December 31, 2014 and wish to memorialize those agreements in writing.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Term of Employment. The parties agree that the terms of the Employment Agreement, as amended to date, shall remain in full force and effect through December 31, 2014, except as set forth in this Agreement.

2. Compensation.

A. Base Salary. Executive shall receive a base salary at the annual rate of $360,000.00 ($30,000.00 per month) or as may thereafter be adjusted in the sole discretion of the Board (“Base Salary”). The Base Salary will be paid in accordance with the Company’s standard payroll practices and is subject to all applicable withholdings and deductions.

B. Bonus Payment. In addition to the Base Salary, Executive shall be paid in cash the pro-rata portion of an annual bonus amount of $180,000.00 (the “Annual Bonus Amount”) based on the number of months Executive is employed during fiscal 2015, with credit earned for the months of April and May, and provided that if he is continually employed by the Company from the Effective Date through December 31, 2014, he shall be eligible to receive the full Annual Bonus Amount. For example, if Executive is employed through July 30, 2014 he will have earned the right to be paid 4/12 of the Annual Bonus Amount, and if Executive is employed through December 31, 2014 he will have earned the right to be paid the full Annual Bonus Amount. The amounts earned will be accrued and paid on December 31, 2014.

C. Other Incentive Compensation. In addition to Base Salary and Bonus Payment, Executive shall receive a grant of Restricted Stock Units with an aggregate value of $100,000.00 made on June 2, 2014, which shall vest with respect to 100% of the Units on December 31, 2014, except that if Executive voluntarily resigns prior to December 31, 2014 the grant of all Restricted Stock Units described in this Section 2.C. shall be void without further action by the Company.

3. Termination. Executive’s employment and this Agreement shall automatically expire on January 1, 2015 without further action required by either party. If Executive’s employment with the Company continues on and after January 1, 2015, and if no other written employment agreement is entered into by the parties effective after December 31, 2014, Executive’s employment shall continue to be at-will without any further obligations by the Company under this Agreement.

When Executive’s employment with the Company ends for any reason, the Company shall only pay Executive or Executive’s successors in interest: (1) the unreimbursed out-of-pocket expenses incurred by Executive on behalf of the Company prior to the date of termination in accordance with the Company’s normal business practices; (2) any unused Paid Time Off accrued through the date of termination; (3) Executive’s Base Salary through the date of termination; and (4) any amounts or benefits to which Executive is entitled under the Company’s applicable benefit plans in accordance with the terms of such benefit plans and applicable law. Executive shall not be entitled to additional pay or benefits of any nature upon the termination of his employment for any reason.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be duly executed and delivered as of the day and year first above written.

ARCTIC CAT INC.

By:	/s/ Christopher A. Twomey
Christopher A. Twomey
President and Chief Executive Officer

/s/ Timothy C. Delmore
Timothy C. Delmore